EXHIBIT 3C

AMENDMENT NO. 1
TO
AMENDED AND RESTATED DECLARATION OF TRUST
OF
RIDGEWOOD ELECTRIC POWER TRUST IV

     This AMENDMENT NO. 1 (the "Amendment") to the Amended and Restated Declaration of Trust, dated as of August 31, 1995, of Ridgewood Electric Power Trust IV, a Delaware business trust (the "Trust"), is made by Ridgewood Energy Holding Corporation, a Delaware corporation which is the Corporate Trustee of the Trust (the "Corporate Trustee"), as of October 2, 1996.

RECITALS

     The Corporate Trustee has entered into the Amended and Restated Declaration of Trust, dated as of August 31, 1995
(the "Prior Declaration") for the benefit of the persons admitted as Investors under the terms of the Prior
Declaration. Capitalized terms not defined in this Amendment shall have the meanings assigned to them by the Prior Declaration. The Prior Declaration, as modified by this Amendment, is referred to as the "Declaration."

     The Managing Shareholder has proposed to the Investors that the Trust withdraw its election to be a business development company under the 1940 Act and has submitted this Amendment to authorize that withdrawal. The Managing Shareholder also proposed that after the withdrawal of the election the Trust continue to comply with all requirements of the 1940 Act applicable to business development companies, except for the prohibitions on transactions with investment programs sponsored by the Managing Shareholder, which would be governed by the provisions of this Amendment.

This Amendment was submitted to the Investors for their consent on September 9, 1996 and the consents were tabulated on October 2, 1996, at which time the Trust determined that this Amendment had received the consent of the Investors required under Sections 15.8(b) and 15.2(b) of the Prior Declaration.

     NOW THEREFORE, pursuant to the proposal of the Managing
Shareholder and the consent of a Majority of the Investors, the Corporate Trustee adopts this Amendment to the Prior
Declaration as follows:

     A.  Authorization to Withdraw Business Development
Company Election.

     The Prior Declaration is amended by adding the following Section 1.10 after the existing Section 1.9:

1.10.  Withdrawal of Business Development
Company Election. On and after the date of the Amendment adopting this Section 1.10, the Trust is authorized, empowered and directed to withdraw its prior election to operate as a business development company under the 1940 Act, effective upon the filing of a notice of withdrawal with the Securities and Exchange Commission.

     B.  Authorization to Enter into Transactions with other
Ridgewood Programs.

     Section 1.8(i) of the Prior Declaration (empowering the
Trust to do business as a business development company) is amended by replacing it in its entirety with the following:

     (i)  To engage in Ridgewood Program
Transactions, subject to the requirements of
Section 12.5(c)(iv).

     Article II of the Prior Declaration is amended by adding the following definition:

     "Ridgewood Program Transaction" --  A
"Ridgewood Program Transaction" is any transaction with either (a) an investment program sponsored by the Managing Shareholder or an affiliate of the Managing Shareholder (a "Ridgewood Program") or
(b) an entity controlled by a Ridgewood Program or Programs or an entity in which a Ridgewood Program has invested, that if the Trust were a business development company would be prohibited for the Trust or entities in which the Trust invests by Sections 57(a) or 57(d) of the 1940 Act or rules thereunder, as in effect from time to time.

     The Prior Declaration is amended by adding the following Section 12.5(c)(iv) after the existing Section
12.5(c)(iii):

     (iv)  Any Ridgewood Program Transaction.

     C.  Covenant to Continue Compliance with Other Business
Development Company Requirements.

The Prior Declaration is amended by adding the following Section 9.7 after the existing Section 9.6:

     9.7. Compliance with Certain Business
Development Company Requirements. Except as provided in this Section 9.7, the Trust shall comply with each provision of the 1940 Act applicable to business development companies and the rules thereunder, all as in effect from time to time, as if the Trust continued to be a business development company.

          (a)  Notwithstanding the foregoing, the
Trust in entering into Ridgewood Program
Transactions shall not be required to comply with any provision of Sections 57(a)-(e) of the 1940
Act, or any other provision of the 1940 Act or rule or order thereunder (other than Sections
57(k) and (l)) that would restrict the Trust from entering into Ridgewood Program Transactions.

          (b)  The Trust shall not be required to
prepare and file with the Securities and Exchange
Commission or any other regulatory or self-regulatory agency any report, certification, finding or other document that would otherwise be required under the 1940 Act, and shall not be required to comply with Section 54 of the 1940
Act. Notwithstanding the foregoing, the Trust shall maintain the books and records required of business development companies under that Act.

          (c)  In the event that any or all of the
provisions of the 1940 Act applicable to business development companies are modified or repealed, such modification or repeal shall apply to the Trust's obligations under this Section 9.7 concurrently. If any modification to the 1940 Act would create multiple classes of business development company or would otherwise create a choice among differing regulatory requirements, the Board shall determine which class or set of regulatory requirements shall apply to the Trust.

          (d)  References in this Declaration to
rights, duties, obligations or other matters prescribed by the 1940 Act shall mean rights, duties, obligations or other matters arising under this Section 9.7, to the extent it requires the Trust to comply with the 1940 Act or rules thereunder.

     D.  Conforming Changes to the Declaration

     Sections 1.2(c) (authorizing the business development company election) and 12.4(h) (empowering the Managing Shareholder to take actions to maintain business development company status) of the Prior Declaration are repealed:

     E.  Construction of Amendment.

     The Managing Shareholder has power to construe this
Amendment and the effects of the withdrawal of the business
development company election and to act upon any such
construction.   Its construction of those matters and any
action taken pursuant thereto by the Trust or a Managing
Person in good faith shall be final and conclusive.

     IN WITNESS WHEREOF, the Corporate Trustee has executed this Amendment as of the second day of October, 1996.

RIDGEWOOD ENERGY HOLDING
 CORPORATION


By/s/ Robert E. Swanson
      Robert E. Swanson, President